Alaska Air Group, Inc.                                   EXHIBIT 11
Computation of Earnings Per Common Share
    (In thousands, except per share)

                                                  Three Months Ended
                                                           March 31,
                                                 -------------------
                                                    1994        1993
                                                  ------      ------
Primary -
 Income before accounting change                 ($6,313)   ($15,033)
 Deduct dividends on preferred shares                  -      (1,573)
 Deduct preferred stock accretion                      -         (72)
                                                  ------      ------
 Income applicable to common shares              ($6,313)   ($16,678)
                                                  ======      ======
 Average number of shares outstanding             13,349      13,334
 Assumed exercise of stock options                     -           -
                                                  ------      ------
 Average shares as adjusted                       13,349      13,334
                                                  ======      ======

 Earnings per common share                        ($0.47)     ($1.25)
                                                  ======      ======

Fully Diluted -
 Net income                                      ($6,313)   ($15,033)
 After tax interest on convertible securities      2,428       2,317
                                                  ------      ------
 Income applicable to common shares              ($3,885)   ($12,716)
                                                  ======      ======

 Average number of shares outstanding             13,349      13,334
 Common stock equivalents                             18          36
 Common stock reserved for conversion              8,901       9,093
                                                  ------      ------
 Average shares as adjusted                       22,268      22,463
                                                  ======      ======

 Earnings per Common Share                        ($0.17)     ($0.57)
                                                  ======      ======
                                                       *           *

* Anti-dilutive